Exhibit 3.7
CERTIFICATE OF FORMATION
OF
VSS-CAMBIUM HOLDINGS IV, LLC
(Pursuant to Section 18-201 of the Delaware Limited Liability Company Act)

          The undersigned, as an authorized person, in order to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, does hereby certify as follows:
     1. The name of the company is: VSS-Cambium Holdings IV, LLC (the “Company”).
     2. The address of the registered office and the name and address of the registered agent for service of process on the Company in the State of Delaware required to be maintained by § 18-104 of the Delaware Limited Liability Company Act are: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on the 12th day of June, 2009.

/s/ Steven E. Siesser
Steven E. Siesser
Authorized Person